From the desk of Allen R. Hartman

October 13, 2014

HARTMAN XX

                                            NEWSLETTER                                 2nd  Quarter 2014

Dear Shareholders:

The numbers are in for the second quarter of 2014, and Hartman Short Term Income Properties XX, Inc. (the “Company”) continues to perform strong.  The fund generated revenue totaling approximately $2.8 million and funds from operations (“FFO”) Yield1 of 4.4% for the quarter.  Please see the chart below for the relevant individual property and fund performance:

2014 FFO Yields

Income Properties	FFO Yields

	Apr	May	Jun	YTD
Richardson Heights	8.1%	7.5%	7.3%	7.5%
Cooper Street Plaza	17.4%	16.6%	18.4%	20.0%
Bent Tree Green	7.5%	8.4%	9.5%	7.3%
Parkway Plaza	-2.5%	-1.3%	-1.8%	-3.3%
Gulf Plaza	6.7%	7.1%	7.0%	7.1%
Mitchelldale Bus. Park	-	-	11.6%	-

Hartman XX Fund Yield	3.6%	4.8%	4.6%	4.4%

As the Texas real estate markets continue to surpass pre-recession highs in overall occupancy and absorption, as well as historical lows in vacancy, now is an excellent time to be a shareholder. There are a number of activities taking place that we are thrilled to report on to our shareholders.

We are excited to announce that on March 11th, we closed on Gulf Plaza, a fully occupied six-story, extensively renovated Class B+ office building containing approximately 126,651 square feet located in the booming Energy Corridor office submarket in Houston, Texas.

1FFO Yield: Funds from operation yield – Net Operating Income less interest expense divided by current equity investment in property.

Hartman Short Term Income Properties XX, Inc.

2909 Hillcroft, Suite 420, Houston, Texas 77057

FOR CURRENT INVESTOR USE ONLY

Gulf Plaza is the 5th acquisition, and we believe it is an excellent addition, as it is currently producing an FFO Yield of approximately 7.1%.

On June 13, 2014, the Company closed on the Mitchelldale Business Park (Mitchelldale), a 377,752 square foot, twelve (12) building industrial park. Mitchelldale is located in the Northwest Industrial Submarket, Houston’s largest industrial submarket, making up over a quarter of all industrial space in Houston. The property is expected to produce a first year FFO Yield of approximately 10.84% and grow to 12.61% in year five, both of which are significantly accretive to the overall fund.

On July 2, 2014, the Company executed a Purchase and Sales agreement for two Class B office buildings situated in the heart of San Antonio’s thriving North Central office submarket. The 180,000+ square foot property is located just minutes from San Antonio International Airport. The property is well occupied and has a heavy concentration of oil and gas tenants. Based on the existing CMBS loan to be assumed and the in place income, we project an 11% initial FFO.

As we continue to strive for higher occupancy using an aggressive approach to leasing, our efforts are being rewarded. A leading indicator of our progress is increased occupancy. The summary below details our leases, expansions and renewals executed in the second quarter.

In order to capitalize on the historically low interest rates the Company worked with ING, an Atlanta based Life Company, to refinance Richardson Heights, Cooper Street, and Bent Tree Green properties and to provide acquisition debt for Mitchelldale. We have secured an annual rate of 4.61% for approximately $50 million long-term debt for 10 years. The loan closed on June 13, 2014.  Additionally, the Company has added Gulf Plaza to our existing line of credit with Texas Capital Bank with a $7 million borrowing base value.

Based on our budget and leasing activity, we expect to increase our fund FFO Yield to 8.3% by the February of 2015. Below is a twenty-six month graphical representation of the fund’s six properties including, FFO Yield and occupancy for 2014. As you can see the fund FFO gets to 8.3% by the end of the year, when including new acquisitions and signed leases.

Hartman Short Term Income Properties XX, Inc.

2909 Hillcroft, Suite 420, Houston, Texas 77057

FOR CURRENT INVESTOR USE ONLY

We appreciate your confidence and want you to know that we will always put you the investor first. 2013 was an exciting year for the Company and we are working hard to meet and exceed our leasing goals and budget in 2014.

Yours truly,

Al Hartman

CEO

Hartman Short Term Income Properties XX, Inc.

Forward-Looking Statements: This release contains certain forward-looking statements. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of Hartman Short Term Income Properties XX, Inc.’s annual report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and the company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

This current investor newsletter release shall not constitute an offer to sell or the solicitation of an offer to buy securities.  Securities of the Company are offered through D.H. Hill Securities, LLLP, Member FINRA/SIPC, 7821 FM 1960, Humble, Texas – (832) 644-1852.

Notice to Investors: This is neither an offer to sell nor a solicitation of an offer to buy the securities described herein. An offering is made only by the prospectus.  Neither the Securities and Exchange Commission nor any other state or federal regulator has passed on or endorsed the merits of any investment in the Company or confirmed the adequacy or accuracy of its prospectus.  Any information to the contrary is unlawful.  All information contained in this current investor newsletter is qualified in its entirety by the terms of the Company’s current prospectus.  The achievement of any goals is not guaranteed.

Notice to New York Investors: This current investor newsletter is not an offering. No offering is made except by a prospectus filed with the Department of Law of the State of New York. The Attorney General of the State of New York has not passed on or endorsed the merits of any offering.

Hartman Short Term Income Properties XX, Inc.

2909 Hillcroft, Suite 420, Houston, Texas 77057

FOR CURRENT INVESTOR USE ONLY